Exhibit 10.34

Name of Participant: Ari Bousbib

IMS HEALTH HOLDINGS, INC.

2014 INCENTIVE AND STOCK AWARD PLAN

Stock Appreciation Rights Agreement

Pursuant to the IMS Health Holdings, Inc. 2014 Incentive and Stock Award Plan (as amended from time to time, the “Plan”), IMS Health Holdings, Inc. (the “Company”) has granted to the Participant named above, on the grant date listed on Exhibit A hereto (the “Grant Date”), Stock Appreciation Rights (the “SARs”) that may be exercised with respect to all or a portion of the number of whole shares of Stock set forth on Exhibit A  hereto, subject to the terms and conditions set forth in this Stock Appreciation Rights Agreement (the “Agreement”) and in the Plan. Subject to earlier termination as provided for herein and in the Plan, the latest date on which the SARs may be exercised is the expiration date specified on Exhibit A hereto (the “Expiration Date”).  For the avoidance of doubt, the total number of shares of Stock underlying the SARs is subject to adjustment pursuant to Section 10 of the Plan.  For purposes of this Agreement, “Employer” shall mean the affiliate or subsidiary that employs the Participant (to the extent the Participant is not directly employed by the Company).

1.Nature of SARs.  The SARs provide to the Participant a right to receive, upon exercise of vested SARs in compliance with this Agreement, payment in shares of Stock.  The number of shares of Stock that shall be delivered to the Participant upon a valid exercise of the SARs, before any reduction for withholding taxes in accordance with Section 5, shall be determined by multiplying (i) times (ii) and dividing the resulting product by (iii), where:

(i)is the number of SARs being exercised;

(ii)is the excess of (A) the Fair Market Value of one share of Stock on the date of exercise, over (B) the “Base Price Per Share” set forth on Exhibit A; and

(iii)is the Fair Market Value of one share of Stock on the date of exercise.

Unless otherwise determined by the Company, no fractional shares of Stock will be issued in payment upon the exercise of the SARs.

2.Vesting; Exercisability; Manner of Exercise.  The SARs may not be exercised until they have vested.

(a)Vesting Schedule.  Except as set forth below or in the Plan, the SARs shall become vested on the vesting dates set forth on Exhibit A hereto, subject to the Participant’s continued Employment through the applicable vesting date.

(b)Exercisability.  Once vested, the SARs shall be exercisable and may be exercised at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan and any procedures that the Committee may approve from time to time.  Notwithstanding any other provision hereof or of the Plan, no SARs shall be exercisable after the Expiration Date.

(c)Method of Exercise.  The Participant may exercise vested SARs by giving notice (in such manner as is acceptable to the Company) to the Company of his or her election to exercise such SARs.  This notice shall specify the number of SARs being exercised. For the avoidance of doubt, the Company may in its sole discretion establish alternative means to exercise vested SARs, including electronic forms using electronic signatures and interactive voice response systems using PIN numbers, in a manner directed by the Company, and the SARs shall be deemed to be exercised upon fulfillment of such alternative means.

(d)Delivery of Shares Upon Exercise.  Promptly following the date the SARs are exercised, payment shall be made to the Participant in shares of Stock, in accordance with Section 1.  Payment may be made by issuance of shares in the name of the Participant and delivery of such shares to the Participant or, in the discretion of the Company, by issuance and delivery of such shares to a financial institution for the account of the Participant, or in any other commercially reasonable manner as may be determined by the Company.

(e)Restrictions on Delivered Shares.  The Participant’s sales or other dispositions of shares of Stock acquired upon exercise of the SARs will be subject to applicable restrictions under Company policies applicable to the Participant, including those covering insider trading by employees.

(f)Cash Settlement. Notwithstanding any provision in this Agreement to the contrary, the Company may, in its sole discretion, settle the Participant’s SARs in the form of (1) a cash payment to the extent settlement in shares of Stock (i) is prohibited under local law, or (ii) would require the Participant, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (and/or country of employment, if different), or (iii) is administratively burdensome; or (2) shares of Stock, but require the Participant to immediately exercise and sell such shares of Stock (in which case, as a condition to the grant of this award, the Participant hereby expressly authorizes the Company to issue sales instructions on the Participant’s behalf).

3.Use of Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.  In the event of a conflict between the terms and conditions of this Agreement and the Plan, the Plan shall control, except as expressly provided in Section 4 herein. The terms set forth below shall have the following meanings:

(a)“Disability” shall mean: (i) If the Participant is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to the Participant under the Plan for so long as such agreement is in effect; and (ii) otherwise, a disability that would entitle the Participant to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates.

(b)“Employment” shall mean the Participant’s employment by, or other service to, the Company or any of its subsidiaries.

(c)“Retirement” shall mean retirement from active Employment after attaining age 65, or after attaining age 55 and completion of at least five (5) years of Employment with the Company or any of its subsidiaries (including any acquired entity with respect to which the Committee has determined to credit pre-acquisition service for this purpose).

4.Termination of Service.  If the Participant’s Employment ceases for any reason, the SARs, to the extent not already then vested, will be immediately forfeited and any vested SARs will be treated as follows:

(a)Generally.  Subject to subsections (b), (c) and (d) below, the SARs, to the extent vested immediately prior to the cessation of the Participant’s Employment, will remain exercisable until the earlier of (i) 90 days following cessation of Employment or (ii) the Expiration Date, and, unless previously exercised, will thereupon immediately terminate.

(b)Disability, Death or Retirement.  In the event of a cessation of the Participant’s Employment by the Company by reason of the Participant’s Disability or due to the Participant’s death or Retirement, the SARs, to the extent vested immediately prior to such cessation of Employment, will remain exercisable until the earlier of (i) the first anniversary of such cessation of Employment, and (ii) the Expiration Date, and, unless previously exercised, will thereupon immediately terminate.

(c)Termination for Cause.  The SARs, whether or not vested, will terminate immediately upon a cessation of the Participant’s Employment if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.

(d)Other Terminations of SARs.  Other provisions of the Plan and this Agreement, including Sections 7 and 8, may result in the termination of unexercised SARs prior to the Expiration Date.

5.Income Tax and Social Insurance Withholding. Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the

Participant is and remains the Participant’s responsibility and that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SARs, including the grant of the SARs, the vesting of the SARs, the exercise of the SARs, the subsequent sale of any shares of Stock (or cash) acquired pursuant to the SARs and the receipt of any dividends and (b) do not commit to structure the terms of the grant or any aspect of the SARs to reduce or eliminate the liability for Tax-Related Items.  Prior to the delivery of shares of Stock upon exercise of the SARs, if the Participant’s country of residence (and/or the Participant’s country of employment, if different) requires withholding of Tax-Related Items, unless otherwise determined by the Committee, the Company shall withhold a sufficient number of whole shares of Stock otherwise issuable upon exercise of the SARs that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Stock delivered upon such exercise of the SARs.  The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items.  Alternatively, the Company and/or Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the shares of Stock in cash from the Participant’s regular salary and/or wages, or other amounts payable to the Participant.  In the event the withholding requirements are not satisfied through the withholding of Stock or through the Participant’s regular salary and/or wages or any other amounts payable to the Participant by the Employer, no shares of Stock will be issued to the Participant (or the Participant’s estate) upon exercise of the SARs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Participant’s Employer determines, in its sole discretion, must be withheld or collected with respect to such SARs.  By accepting the SARs, the Participant expressly consents to the withholding of shares of Stock and/or withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant as provided for hereunder.  All other Tax-Related Items related to the SARs and any shares of Stock delivered in payment thereof are the Participant’s sole responsibility.

6.Transferability. The SARs and this Agreement are personal to the Participant, are non-assignable and are not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution or as permitted by the Committee.  Any attempted transfer, assignment, pledge or other disposition of the SARs or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 6 shall be null and void.  The SARs are exercisable, during the Participant’s lifetime, only by the Participant or his or her legal guardian, if any, and following the Participant’s death, only by the Participant’s legal representative or legatee, and, if the Committee permits a transfer of the SARs, by the permitted transferee.  A permitted transferee will have the rights of the Participant with regard to any transferred SARs, subject to any limitations imposed by the Company as a condition of permitting the transfer or otherwise.

7.Forfeiture; Recovery of Compensation.

(a)The Committee may cancel, rescind, withhold or otherwise limit or restrict the SARs or delivery of shares upon exercise of the SARs at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan (including, but not limited to, Section 2(e), Section 6 and Section 9).

(b)By accepting the SARs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the SARs, under the SARs, including to any Stock acquired under the SARs or proceeds from the disposition thereof, are subject to Section 9 of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 10(e) of this Agreement.

8.Other Undertakings.  To protect the interests of the Company and its direct and indirect affiliates and subsidiaries (individually, an “IMS Company” and collectively, the “IMS Companies”), including the confidential information of the IMS Companies and the confidential information of their respective customers, data suppliers, prospective customers and other companies with which the IMS Companies have a business relationship, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Company and the Participant agree as follows:

(a)The Participant acknowledges and agrees that he or she is bound by the confidentiality and other covenants contained in one or more restrictive covenant and confidentiality agreements that he or she has executed with an IMS Company, which covenants and agreements are incorporated herein by reference and shall survive any exercise, expiration, forfeiture or other termination of this Agreement or the SARs issuable hereunder. The Participant also acknowledges and agrees that the Company shall be an affiliate for purposes of such restrictive covenant and confidentiality agreements.

(b)The Participant acknowledges that the opportunity to participate in the Plan and the financial benefits that may accrue from such participation, is good, valuable and sufficient consideration for the following:

(i)The Participant acknowledges and agrees that he or she is and will remain bound by the non-competition, non-solicitation and other covenants contained in the restrictive covenant and confidentiality agreement(s) that he or she has executed with any of the IMS Companies to the fullest extent permitted by law.

(ii)The Participant further acknowledges and agrees that the period during which the non-competition and non-solicitation covenants in such agreement(s) will apply following a termination of Employment shall be extended from twelve (12) months to eighteen (18) months; provided, however, that the remedies available for breach of any non-competition or non-solicitation covenants during such extended six-month period shall be limited to the following:  (x) to the extent then outstanding, the forfeiture of the SARs for no consideration, and (y) to the extent the SARs have been exercised on or after the date that is 18 months before Participant’s cessation of Employment, with respect to the shares of Stock issued upon such exercise (including shares withheld for taxes), the Participant shall pay to the Company an amount equal to (A) the aggregate fair market value of such shares of Stock as of the date of exercise, plus (B) the excess, if any, of the aggregate proceeds of all sales of such shares of Stock over the amount described under subsection (A) above.  (For this purpose, the Participant’s earliest sales of shares following such exercise will be deemed sales of the shares acquired upon such exercise.)  The Company shall also be entitled to the foregoing remedies in the event of a material breach of any confidentiality, non-disclosure or other similar covenant contained in the restrictive covenant and confidentiality agreement(s) that the Participant has executed with an IMS Company.

(iii)The Participant further acknowledges and agrees to the Company’s application, implementation and enforcement of (a) such policy set forth in Section 8(b)(ii) of this Agreement and (b) any provision of applicable law or Company policy relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate such policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant.  For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Participant’s shares of Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company.  To the extent that the terms of this Agreement and such policy conflict, the terms of such policy shall prevail.

(iv)By accepting the SARs, the Participant consents to one or more deductions from any amounts any IMS Company owes the Participant from time to time in an aggregate amount equal to all amounts described in subsection (ii) above, to the extent such deductions are permitted by applicable law.  Any such deduction from an amount that constitutes a deferral of compensation under Code Section 409A may only take place at the time the amount would otherwise be payable to the Participant, except to the extent permitted by Code Section 409A.

9.Governing Law and Venue.

(a)This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)Any legal proceeding arising out of this Plan or this Agreement shall be brought exclusively in the Federal or State courts located in the State of Delaware.  The Participant agrees to submit to personal jurisdiction and to venue in those courts.  The Participant further agrees to waive all legal challenges and defenses to the appropriateness of Delaware as the site of any such legal proceeding and to the application of the laws of the State of Delaware and any applicable Federal laws.

10.Miscellaneous.

(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the last address shown in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)Notwithstanding any provisions of Agreement to the contrary, the SARs shall be subject to any special terms and conditions for the Participant’s country of residence (and/or country of employment, if different) set forth in the addendum to this Agreement (the “Addendum”).  Further, if the Participant transfers residency and/or employment to another country set forth in the Addendum, at the time of transfer, any special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the SARs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  In all circumstances, any applicable Addendum shall constitute part of the Agreement.

(c)The Company reserves the right to impose other requirements on the SARs, any shares of Stock acquired pursuant to the SARs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the SARs and the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(d)The issuance of Stock upon exercise of the SARs will be contingent upon the Company’s receipt of any agreement, statement or other evidence that the Company and/or the Committee may require to satisfy itself that the issuance of Stock pursuant to the exercise of the SARs and any subsequent resale of the shares of Stock will be in compliance with all applicable laws and regulations and with the requirements hereof and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Participant.  The Participant shall not be deemed to be the holder of, or to have any dividend or other rights of a holder with respect to, any shares of Stock subject to the SARs unless and until the SARs shall have been exercised pursuant to the terms hereof and of the Plan, the Company shall have issued and delivered the shares of Stock to the Participant in accordance with Sections 1 and 2 of this Agreement, and the Participant’s name shall have been entered as the stockholder of record on the books of the Company (if an alternative method of delivery is elected by the Company under Section 2, Participant will be required to take appropriate steps to cause any nominee to transfer shares into the name of the Participant in order for Participant to become a record holder of the shares).  Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(e)This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Grant Date has been furnished to the Participant.  By accepting this award of SARs, the Participant agrees to be bound by the terms of the Plan and this Agreement.

(f)The Agreement, the Addendum (if applicable) and the Plan constitute the entire understanding between the Participant and the Company regarding the SARs, and any prior agreements, commitments or negotiations concerning the SARs are superseded.

(g)Any provision of this Agreement or the Addendum that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement and the Addendum invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement or the Addendum by the Company shall be implied by the Company’s forbearance or failure to take action.

11.Data Privacy. The Company and the Employer hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the award of the SARs and the Participant’s participation in the Plan pursuant to applicable personal data protection laws.  The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan.  As such, the Participant voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.  The Company and the Employer hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all SARs or any other entitlement to shares of Stock awarded, canceled, purchased, vested, exercised, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Employer will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed in a manner that minimizes the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.  The Company and the Employer will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and/or the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world.  The Participant hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Stock acquired pursuant to the Plan.  The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan.  The Participant may seek to exercise these rights by contacting the Participant’s local human resources manager.

12.Acknowledgements and Acceptance

In accepting the SARs, the Participant acknowledges and agrees that:

(a)The Participant will have no claim or entitlement (i) to compensation or damages in consequence of the termination of Employment for any reason whatsoever and whether or not in breach of contract, insofar as such claim or entitlement arises or may arise from his or her ceasing to have any rights under the Plan or this Agreement, (ii) to exercise the SARs as a result of such termination of Employment, except as expressly provided in this Agreement, or (iii) from the loss or diminution in value of the SARs or shares of Stock deliverable or delivered upon exercise of the SARs (including due to any delay between initiation of the exercise process and delivery of shares); and, upon the grant of the SARs and in partial consideration for his or her participation in the Plan and this Agreement, the Participant shall be deemed irrevocably to have waived any such claim or entitlement.

(b)If the Participant does not want to accept the SARs on the terms and conditions set out in this Agreement, the Plan and/or any related documents, the Participant may choose the “Decline” button.  The SARs will then be cancelled and no other benefit will be due to the Participant in lieu thereof.  If Participant does not “Decline” the SARs within thirty (30) days from the Grant Date, the Participant shall be deemed to have accepted the SARs and shall be deemed to have agreed to the terms and conditions set out in this Agreement, the Plan and/or any related documents.

(c)Neither the grant of the SARs, nor the issuance of Stock upon exercise of the SARs, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge (as may otherwise be permitted under local law) or discipline the Participant at any time or affect any right of the Participant to terminate his or her Employment at any time.

(d)The Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.

(e)The grant of SARs is a one-time benefit and does not create any contractual or other right for the Participant to receive a grant of SARs or benefits in lieu of SARs in the future. The terms of future Awards of SARs, if any, will be determined by the Company in its sole discretion, including, but not limited to, the form and timing of such Award, the number of shares of Stock subject to the SARs, and the vesting and exercise provisions applicable to the SARs.

(f)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(g)The grant of the SAR is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the SAR is not subject to the supervision of the local securities authorities.  No employee of the Company or any of the Company’s subsidiaries is permitted to advise the Participant on whether the Participant should acquire Stock by exercising the SAR under the Plan.  Investment in Stock involves a degree of risk.  Before deciding to acquire Stock by exercising the SAR, the Participant should carefully consider all risk factors relevant to the acquisition of Stock under the Plan and the Participant should carefully review all of the materials related to the SAR and the Plan.  In addition, the Participant should consult with the Participant’s personal advisor for professional investment advice.

(h)The Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Exhibit, the Addendum and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the award, be drawn up in English.  If the Participant has received the Agreement, the Exhibit, the Addendum and the Plan or any other documents related to the award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

(i)As a condition to the SAR, the Participant agrees to repatriate all payments attributable to the Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its subsidiaries and affiliates and/or the Employer, as may be required to allow the Company and its subsidiaries and affiliates or the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

(j)By choosing the “Accept” button, the Participant accepts the SARs as described above and the terms and conditions set out in this Agreement, the Plan and any related documents.  Copies of the Plan and such related documents are being provided to Participant as part of this Agreement.

IMS HEALTH HOLDINGS, INC.

/s/ Harvey A. Ashman
SVP, General Counsel & External Affairs and Corporate Secretary

STOCK APPRECIATION RIGHTS AGREEMENT

PURSUANT TO IMS HEALTH HOLDINGS, INC.

2014 INCENTIVE AND STOCK AWARD PLAN

Exhibit A

Name of Participant:	Ari Bousbib
No. of shares of Stock subject to the Stock Apprecitation Rights:	215,749
Base Price Per Share:	$25.02
Grant Date:	February 10, 2015
Expiration Date:	February 10, 2015

Vesting Schedule:

Number of SARs Exercisable		Vesting Date
53,937	(25%)	February 10, 2016
53,937	(25%)	February 10, 2017
53,937	(25%)	February 10, 2018
53,938	(25%)	February 10, 2019